Exhibit 5.2

150 Third Avenue South, Suite 2800
Nashville, TN 37201
(615) 742-6200

May 22, 2018

Luminex Corporation
12212 Technology Boulevard
Austin, Texas 78727

Re: Post-Effective Amendment to Form S-8 Registration Statements

Ladies and Gentlemen:

We have acted as counsel to Luminex Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Post-Effective Amendment (the “Post-Effective Amendment”) to the Form S-8 Registration Statement (File No. 333-204170) filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2015, Form S-8 Registration Statement (File No. 333-181484) filed with the SEC on May 17, 2012, Form S-8 Registration Statement (File No. 333-159382) filed with the SEC on May 21, 2009 and Form S-8 Registration Statement (File No. 333-134450) filed with the SEC on May 25, 2006 (the “Registration Statements”). The Registration Statements registered shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued under the Luminex Corporation Third Amended and Restated 2006 Equity Incentive Plan, as amended (the “2006 Plan”).

On May 17, 2018 (the “Approval Date”), the shareholders of the Company approved the Luminex Corporation 2018 Equity Incentive Plan (the “2018 Plan”). Pursuant to the terms of the 2018 Plan, the maximum number of shares of Common Stock that may be issued under the 2018 Plan shall be the sum of (i) 3,500,000 newly available shares of Common Stock, (ii) 1,315,537 shares remaining available for grant under the 2006 Plan as of the Approval Date, and (iii) any shares that are subject to outstanding awards granted under the 2006 Plan as of the Approval Date, to the extent that such awards expire, terminate, are settled in cash (in whole or in part) or are otherwise forfeited or canceled. No further awards will be granted under the 2006 Plan on or after the Approval Date. All shares of Common Stock under the 2006 Plan that will be available for issuance under the 2018 Plan are referred to herein as the “Carryover Shares”.

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Carryover Shares issuable in connection with the 2018 Plan have been duly authorized and, when issued in accordance with the terms of the 2018 Plan, will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Delaware (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware and the Delaware Constitution) and the federal law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.2 to the Post-Effective Amendment. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Post-Effective Amendment. Our opinion is rendered as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Sincerely,

/s/ Bass, Berry & Sims PLC